SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

GENESEE & WYOMING INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement
ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE TO STOCKHOLDERS
PROPOSAL TO AMEND AND RESTATE THE 1996 STOCK OPTION PLAN

[Genesee & Wyoming Logo]

GENESEE & WYOMING INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 23, 2002

      The Annual Meeting of Stockholders of GENESEE & WYOMING INC. (the “Company”) will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, on Thursday, May 23, 2002 at 10:00 a.m., local time, for the following purposes more fully described in the accompanying proxy statement:

1.	To elect three directors of the Company.

2.	To consider and act upon a proposal to approve and ratify an amendment and restatement of the Genesee & Wyoming Inc. 1996 Stock Option Plan that increases the total number of shares available for option grants thereunder from 2,362,500 to 3,112,500.

3.	To consider and act upon a proposal to approve and ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2002.

4.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

      The Board of Directors has fixed the close of business on April 12, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Mark W. Hastings
Secretary

Dated: April 19, 2002

GENESEE & WYOMING INC.

66 Field Point Road
Greenwich, Connecticut 06830

Proxy Statement

GENERAL INFORMATION

      This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Genesee & Wyoming Inc. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company, which will be held on Thursday, May 23, 2002, and any adjournments thereof (the “Meeting”). This proxy statement and accompanying form of proxy are being first mailed to stockholders on or about April 19, 2002. The proxy, when properly executed and received by the Secretary of the Company prior to the Meeting, will be voted as therein specified unless it is revoked by filing with the Secretary prior to the Meeting a written revocation or a duly executed proxy bearing a later date. Unless authority to vote for one or more of the director nominees is specifically withheld according to the instructions, a signed proxy will be voted FOR the election of the three director nominees named herein and, unless otherwise indicated, FOR each of the other two proposals described in this proxy statement and the accompanying notice of meeting.

      The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, directors, officers or regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other means of communication. The Company has requested persons holding stock for others in their names or in the names of nominees to forward soliciting material to the beneficial owners of such shares and will, if requested, reimburse such persons for their reasonable expenses in so doing.

VOTING

      As of April 12, 2002, the record date for the Meeting (the “Record Date”), there were issued and outstanding (i) 12,768,786 shares of the Company’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), (ii) 1,805,290 shares of the Company’s Class B Common Stock, par value $.01 per share (the “Class B Common Stock”), and (iii) 25,000 shares of the Company’s 4% Senior Redeemable Convertible Preferred Stock, Series A, par value $.01 per share (the “Preferred Stock”). Only stockholders of record on the books of the Company at the close of business on the Record Date are entitled to notice of and to vote at the Meeting.

      Each stockholder of record on the Record Date is entitled to (i) one vote for each share of Class A Common Stock registered in his name, and (ii) ten votes for each share of Class B Common Stock registered in his name. The 25,000 shares of Preferred Stock outstanding as of the Record Date are entitled to an aggregate of 2,445,652 votes. All actions submitted to a vote at the Meeting will be voted on by the holders of Class A Common Stock, Class B Common Stock and Preferred Stock (collectively, the “Stock”), all voting together as a single class. A majority of the issued and outstanding Stock will constitute a quorum for the transaction of all business.

      Once a quorum is present, directors will be elected by a plurality of the votes cast, in person or by proxy, at the Meeting, and a majority in the affirmative of the votes cast, in person or by proxy, at the Meeting, without regard to broker non-votes, will be required for approval of each of the other two proposals described in this proxy statement and the accompanying notice of meeting. Shares as to which “Abstain” has been selected on the accompanying proxy will be counted as shares present and entitled to vote for purposes of establishing a quorum, and will have the same effect as a vote against the matter. Stockholders are not entitled to cumulate votes in the election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

      The following table sets forth as of the Record Date certain information concerning shares of Stock held by (i) each stockholder known by the Company to own beneficially more than 5% of any class of Stock, (ii) each director of the Company, (iii) each “Named Executive” (see “EXECUTIVE COMPENSATION” below), and (iv) all directors and executive officers of the Company as a group.

	Class A		Class B		Preferred Stock
	Common Stock		Common Stock		Beneficially
	Beneficially Owned		Beneficially Owned		Owned

Name and Address of	No. of	Percent	No. of	Percent	No. of	Percent	Percent of
Beneficial Owner (1)	Shares	of Class	Shares	of Class	Shares	of Class	Vote (2)

Mortimer B. Fuller, III(3)(4)	102,873	0.8%	1,384,173	76.7%	–	–	41.8%
C. Sean Day(5)	10,264	–	–	–	–	–	–
James M. Fuller(6)	53,097	0.4	24,975	1.4	–	–	0.9
Louis S. Fuller(7)	172,073	1.3	299,574	16.6	–	–	9.5
T. Michael Long(4)(8)	3,518	–	–	–	25,000	100%	– (4)
Robert M. Melzer(9)	23,670	0.2	–	–	–	–	–
John M. Randolph(10)	87,000	0.7	–	–	–	–	0.3
Philip J. Ringo(11)	35,155	0.3	–	–	–	–	0.1
M. Douglas Young(12)	17,444	0.1	–	–	–	–	–
Charles N. Marshall(13)	258,750	2.0	–	–	–	–	0.8
Charles W. Chabot(14)	21,578	0.2	–	–	–	–	–
Mark W. Hastings(15)	77,961	0.6	33,300	1.8	–	–	1.2
John C. Hellmann(16)	41,342	0.3	832	–	–	–	0.1
The 1818 Fund III, L.P.(4)(8)	2,449,170	16.1	–	–	25,000	100%	7.7
59 Wall Street New York, New York 10005
Palisade Capital Management, L.L.C.(17)	1,273,762	10.0	–	–	–	–	3.8
One Bridge Plaza, Suite 695 Fort Lee, New Jersey 07024
FMR Corp.(18)	1,179,405	9.2	–	–	–	–	3.5
82 Devonshire Street Boston, Massachusetts 02109
All Directors and Executive Officers as a Group (20 persons)(19)	1,166,957	8.7	1,742,854	96.5	25,000	100%	54.9

(1)	Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to the shares beneficially owned by him or it. The address of each of the directors and executive officers of the Company is c/o Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, CT 06830. Percentages of less than 0.1% have been omitted from the table.

(2)	Reflects the voting power of the share holdings shown on the table as a result of the fact that the Class A Common Stock is entitled to one vote per share, the Class B Common Stock is entitled to 10 votes per share and on the Record Date the 25,000 outstanding shares of Preferred Stock are entitled to an aggregate of 2,445,652 votes. See “VOTING” above.

(3)	The amounts shown include: (i) 987,103 shares of Class B Common Stock owned by Mr. Fuller individually; (ii) 4,162 shares of Class A Common Stock held by Mr. Fuller’s wife, as to which shares Mr. Fuller disclaims beneficial ownership; (iii) 31,998 shares of Class A Common Stock held by Overlook

Estate Foundation, Inc., of which Mr. Fuller is President; (iv) presently exercisable options to purchase 66,713 shares of Class A Common Stock; and (v) presently exercisable third-party options to purchase 397,070 shares of Class B Common Stock, which shares are subject to a Voting Agreement under which Mr. Fuller has been granted an irrevocable proxy through March 20, 2008.

(4)	By reason of a voting agreement, under Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended, a group comprised of Mortimer B. Fuller, III, The 1818 Fund III, L.P. (the “1818 Fund”) and T. Michael Long may be deemed to beneficially own substantially all of the shares of Stock beneficially owned by the members of the group. See “ELECTION OF DIRECTORS” below. Mr. Long beneficially owns 3,518 shares of Class A Common Stock, consisting of units under the Company’s Deferred Stock Plan for Non-Employee Directors (the “Deferred Stock Plan”) representing 2,018 shares of Class A Common Stock and a presently exercisable option to purchase 1,500 shares of Class A Common Stock, and the 1818 Fund beneficially owns 25,000 shares of Preferred Stock, convertible into 2,445,652 shares of Class A Common Stock. Mr. Fuller, on the one hand, and the 1818 Fund and Mr. Long, on the other hand, disclaim beneficial ownership of the shares owned by the other, and they are not reflected in the respective amounts shown on the table. The amount of Class A Common Stock shown on the table for Mr. Long does not include those shares beneficially owned by the 1818 Fund.

(5)	The amount shown includes: (i) 5,625 shares of Class A Common Stock owned by Mr. Day individually; (ii) units under the Deferred Stock Plan representing 3,139 shares of Class A Common Stock; and (iii) presently exercisable options to purchase 1,500 shares of Class A Common Stock.

(6)	The amounts shown include: (i) 20,475 shares of Class A Common Stock and 24,975 shares of Class B Common Stock owned by Mr. Fuller individually; (ii) 11,997 shares of Class A Common Stock held by family trusts for the benefit of Mr. Fuller and others, of which Mr. Fuller is co-trustee; (iii) 1,125 shares of Class A Common Stock owned by Mr. Fuller’s wife, as to which shares he disclaims beneficial ownership; and (iv) presently exercisable options to purchase 19,500 shares of Class A Common Stock.

(7)	The amounts shown include: (i) 16,630 shares of Class A Common Stock and 299,574 shares of Class B Common Stock owned by Mr. Fuller individually; (ii) 943 shares of Class A Common Stock owned jointly by Mr. Fuller and his wife; (iii) 135,000 shares of Class A Common Stock owned by Mr. Fuller’s wife, as to which shares he disclaims beneficial ownership; and (iv) presently exercisable options to purchase 19,500 shares of Class A Common Stock.

(8)	The 25,000 shares of Preferred Stock owned by the 1818 Fund are convertible, subject to certain exceptions, at any time into 2,445,652 shares of Class A Common Stock. Mr. Long is a general partner of Brown Brothers Harriman & Co. (“BBH”), the general partner of the 1818 Fund and, as such, his pecuniary interest in the Preferred Stock is limited to his percentage interest in BBH’s interest in such shares. Voting and investment power with respect to the Preferred Stock is shared equally by Mr. Long and Lawrence C. Tucker, in their respective capacities as partners of BBH. The Class A Common Stock shown on the table for the 1818 Fund consists of units under the Deferred Stock Plan held by Mr. Long representing 2,018 shares of Class A Common Stock, a presently exercisable option held by Mr. Long to purchase 1,500 shares of Class A Common Stock and the 2,445,652 shares of Class A Common Stock into which the 25,000 shares of Preferred Stock are convertible.

(9)	The amount shown includes: (i) 6,750 shares of Class A Common Stock owned by Mr. Melzer individually; (ii) presently exercisable options to purchase 9,750 shares of Class A Common Stock; and (iii) units under the Deferred Stock Plan representing 7,170 shares of Class A Common Stock.

(10)	The amounts shown include: (i) 35,250 shares of Class A Common Stock held by a trust for the benefit of Mr. Randolph, of which he is co-trustee; (ii) 30,000 shares of Class A Common Stock held by a charitable trust, of which he is co-trustee; (iii) 2,250 shares of Class A Common Stock held by a trust for the benefit of Mr. Randolph’s wife, of which he is co-trustee and as to which shares he disclaims beneficial ownership; and (iv) presently exercisable options to purchase 19,500 shares of Class A Common Stock.

(11)	The amount shown includes: (i) 8,325 shares of Class A Common Stock owned by Mr. Ringo’s wife, as to which shares he disclaims beneficial ownership; (ii) presently exercisable options to purchase 19,500 shares of Class A Common Stock; and (iii) units under the Deferred Stock Plan representing 7,330 shares of Class A Common Stock.

(12)	The amount shown includes: (i) presently exercisable options to purchase 5,250 shares of Class A Common Stock; and (ii) units under the Deferred Stock Plan representing 12,194 shares of Class A Common Stock.

(13)	The amount shown includes: (i) 157,500 shares of Class A Common Stock owned by Mr. Marshall individually; and (ii) presently exercisable options to purchase 101,250 shares of Class A Common Stock.

(14)	The amount shown includes: (i) 6,110 shares of Class A Common Stock owned by Mr. Chabot individually; and (ii) presently exercisable options to purchase 15,468 shares of Class A Common Stock.

(15)	The amounts shown include: (i) 18,000 shares of Class A Common Stock and 33,300 shares of Class B Common Stock owned jointly by Mr. Hastings and his wife; (ii) 900 shares of Class A Common Stock beneficially owned by Mr. Hastings’ minor children, as to which shares he disclaims beneficial ownership; and (iii) presently exercisable options to purchase 59,061 shares of Class A Common Stock.

(16)	The amount shown includes: (i) 3,375 shares of Class A Common Stock and 832 shares of Class B Common Stock owned by Mr. Hellmann individually; and (ii) presently exercisable options to purchase 37,967 shares of Class A Common Stock.

(17)	The amount shown and the following information is derived from a Schedule 13G dated January 4, 2002: Palisade Capital Management, L.L.C., (“Palisade”) an investment adviser, has sole power to vote and sole power to dispose of all of such shares. The shares beneficially owned by Palisade are held on behalf of Palisade’s clients in accounts over which Palisade has complete investment discretion. No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. No other person’s interest relates to more than five percent of the class. No client account contains more than five percent of the class.

(18)	The amount shown and the following information is derived from Amendment No. 3 to Schedule 13G dated February 14, 2002: The amount shown includes: (i) 750,045 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of its acting as investment advisor to various investment companies (the “Funds”) registered under Section 8 of the Investment Company Act of 1940 (including, Fidelity Low-Priced Stock Fund, which owns 448,875 shares); and (ii) 384,510 shares beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., as a result of its serving as an investment manager of certain institutional accounts. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such shares. Edward C. Johnson 3d, Chairman of FMR Corp. and FMR Corp., through its control of Fidelity Management & Research Company and the Funds, each has sole dispositive power with respect to all of the shares owned by the Funds. Sole power to vote or direct the voting of these shares resides with the Funds’ Boards of Trustees. Mr. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, has sole voting power and sole dispositive power with respect to the shares owned by Fidelity Management Trust Company. The amount shown also includes 44,850 shares beneficially owned by Fidelity International Limited (“FIL”), which provides investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL has sole voting and sole dispositive power with respect to all of such shares. FMR Corp. and FIL are of the view that they are not acting as a group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and that they are not otherwise required to attribute their beneficial ownership of securities to each other.

(19)	See footnotes 3 through 16 to this table. The amounts shown include: (i) presently exercisable options to purchase an aggregate of 578,071 shares of Class A Common Stock; (ii) presently exercisable third-party options to purchase an aggregate of 397,070 shares of Class B Common Stock; and (iii) units under the Deferred Stock Plan representing an aggregate of 31,851 shares of Class A Common Stock.

ELECTION OF DIRECTORS

      Three of the Company’s nine directors are to be elected by the stockholders at the Meeting, each to hold office for a three-year term expiring in 2005 or until his successor is duly elected and qualifies. The Board of Directors recommends the election of the three nominees named below, all of whom are currently directors of the Company. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, proxies in the enclosed form will be voted FOR the election of each of the three nominees named below.

      The Board of Directors does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, may determine.

Proposed for Election as Directors

for a Three-Year Term Expiring in 2005

Director
Name and Background	Since

Mortimer B. Fuller, III, age 59, has served as Chairman of the Board and Chief Executive Officer of the Company since 1977. He also served as President from 1977 until October 1997. Mr. Fuller is a graduate of Princeton University, Boston University School of Law and Harvard Business School. He also serves as Chairman of the Board of Australian Railroad Group Pty Ltd., a joint venture of the Company and Wesfarmers Limited. Mr. Fuller is a first cousin of James M. Fuller and Louis S. Fuller.	1973

T. Michael Long, age 58, has been with Brown Brothers Harriman & Co. since 1971 and has been a Partner at the firm since 1984. Mr. Long currently shares management and investment responsibility for The 1818 Fund II, L.P. and The 1818 Fund III, L.P., two private equity partnerships managed by Brown Brothers Harriman & Co. Prior to assuming his current responsibilities, Mr. Long was Department Head of the Corporate Finance Department and advised Brown Brothers Harriman & Co. clients on mergers and acquisitions. Mr. Long also serves as a director of HCA Inc., VAALCO Energy Corporation, CMS Incorporated, MedSource Technologies and Picis, Inc. He is also a Trustee of Ithaca College and The Upper Canada College Educational Foundation, Inc.	2001

Robert M. Melzer, age 61, was President and Chief Executive Officer of Property Capital Trust, a real estate investment trust, from 1992 to 1999, when he retired. Through November 1996, he was also the Chief Financial Officer of Property Capital Trust. Mr. Melzer serves as a trustee of MGI Properties Liquidating Trust, and a director of Beacon Capital Partners, Inc., The Cronos Group, and Lawson Products, Inc. He is also Chair of the Board of Trustees of Beth Israel Deaconess Medical Center in Boston and served as its interim CEO in 2001.	1997

Directors Whose Terms Do Not Expire

at the Meeting

      The following table sets forth certain information with respect to each director of the Company whose term in office does not expire at the Meeting.

	Director	Term
Name and Background	Since	Expires

C. Sean Day, age 52, has been Chairman of Teekay Shipping Corporation, a provider of international crude oil and petroleum transportation services, since 1999 and a director of Teekay Shipping Corporation since 1998. Mr. Day was President and CEO of Navios Corporation, a shipping company, from 1989 to 1999. He has also been Chairman of Seagin International, LLC, a consulting company, since 1999. Mr. Day also serves on the Boards of Directors of Kirby Corporation and the Sparkling Springs Water Group.	2000	2004

	Director	Term
Name and Background	Since	Expires

James M. Fuller, age 61, has been a Regional Product Manager for OCENS, Inc., a marketer of weather enhancement software for the commercial and recreational marine markets, since 2000. Mr. Fuller retired in 1999 as Regional Sales Manager of the Harvey Salt Co., a distributor of salt and water purification chemicals, a position he had held since 1995. From 1983 until 1993, Mr. Fuller was National Account Manager-Export for Akzo Nobel Salt, Inc., where he served for over 25 years. Mr. Fuller is a first cousin of Mortimer B. Fuller, III and Louis S. Fuller.	1974	2003

Louis S. Fuller, age 60, retired in 1999 from Courtright and Associates, an executive search firm, of which he had been a member since 1992. Mr. Fuller also serves on the Board of Directors of Cherry Ridge Corp. He is a first cousin of Mortimer B. Fuller, III and James M. Fuller.	1974	2004

John M. Randolph, age 76, has been a financial consultant and private investor for more than the past five years. In 1965 he founded and became Chief Executive Officer of Randolph Computer Corporation, one of the first computer leasing companies. He subsequently served as Chairman and Chief Executive Officer of J.M. Randolph and Associates, a company created to manage certain computer leasing assets acquired by the Bank of Boston.	1986	2003

Philip J. Ringo, age 60, has been Chairman and CEO of RubberNetwork.com, LLC, a global tire and rubber industry purchasing consortium, since June 2001. From January 2001 to May 2001, Mr. Ringo was a consultant to ChemConnect, Inc., an electronic commerce company. From March 1999 to January 2001, Mr. Ringo was President and Chief Operating Officer of ChemConnect, Inc. He was President and CEO of Chemical Leaman Tank Lines Inc., a trucking firm, from 1995 to 1998. From 1992 to 1995, he served as President and Chief Operating Officer of The Morgan Group, Inc. and Chairman and Chief Executive Officer of Morgan Drive Away, Inc., a common and contract carrier for the manufactured housing and recreational vehicle industries. From 1988 to 1992, Mr. Ringo was Chief Executive Officer and President of Energy Innovations, Inc., a monitoring and communications equipment firm. Prior to that, he served as President of ATE Management and Service Co., Inc., now known as Ryder/ ATE, Inc. (municipal transportation services). Mr. Ringo also serves on the Board of Directors of Australian Railroad Group Pty Ltd., a joint venture of the Company and Wesfarmers Limited.	1978	2004

Hon. M. Douglas Young, P.C., age 61, has been Chairman of Summa Strategies Canada Inc., a firm that provides strategic counsel and business advice in matters relating to international trade and investment, public policy and relationships with government, since 1997. Between 1993 and 1997, he served as Canada’s Minister of Transport, Minister of Human Resources Development and Minister of National Defense. Mr. Young is counsel to the law firm of Patterson Palmer Hunt Murphy, and also serves on the Boards of Directors of Magellan Aerospace Corporation, CPCS Transcom Ltd., Connors Bros. Income Fund and Australian Railroad Group Pty Ltd., a joint venture of the Company and Wesfarmers Limited.	1999	2003

Voting Agreement

      In connection with the Company’s sale of Preferred Stock to the 1818 Fund on December 12, 2000, Mortimer B. Fuller, III, the Company, and the 1818 Fund entered into an agreement pursuant to which Mr. Fuller has agreed, so long as the 1818 Fund continues to own at least 20% of the shares of Class A Common Stock issued or issuable upon conversion of the Preferred Stock, to vote substantially all Stock owned or, to the extent permitted by law, controlled by him to cause the election to the Board of Directors of the 1818 Fund’s designee. See “RELATED TRANSACTIONS” below for further information with respect to this agreement. Pursuant to this agreement, the 1818 Fund designated T. Michael Long as its designee for election at the Meeting to the Board of Directors.

Board Meetings and Committees of the Board

      The Board of Directors held nine meetings during the year ended December 31, 2001 (“2001”). Each director then in office attended at least 75% of the total of such Board meetings and meetings of Board Committees on which he served.

      The Board of Directors has established, among other committees, an Audit Committee and a Compensation and Stock Option Committee of the Board. Although the Company has no standing Nominating Committee, the Board of Directors will consider director nominees recommended by stockholders. Such recommendations should be sent to the Company, to the attention of the Chairman of the Board.

      The current members of the Audit Committee are Robert M. Melzer (Chairman), T. Michael Long and Philip J. Ringo. The Audit Committee makes recommendations to the Board regarding the selection of the Company’s independent auditors, reviews the scope of audit and other services by the Company’s independent auditors, reviews the accounting principles and auditing practices and procedures to be used for the Company’s financial statements and reviews the results of those audits, and reviews, with the Company’s independent auditors, the Company’s financial statements and internal accounting procedures, the independent auditor’s auditing procedures and fees, and the possible effects of professional services upon the independence of the Company’s independent auditor. The Audit Committee Charter adopted by the Board, a copy of which was appended to the Proxy Statement for the Company’s 2001 Annual Meeting of Stockholders, more specifically sets forth the duties and responsibilities of the Audit Committee. The Audit Committee’s report relating to 2001 appears on page 17 of this Proxy Statement. The Audit Committee held five meetings during 2001.

      The current members of the Compensation and Stock Option Committee (the “Compensation Committee”) are John M. Randolph (Chairman), C. Sean Day and James M. Fuller. The Compensation Committee makes recommendations to the Board with respect to compensation paid to the Company’s management and administers the Genesee & Wyoming Inc. 1996 Stock Option Plan (the “Option Plan”). The Compensation Committee’s report relating to 2001 appears on page 13 of this Proxy Statement. The Compensation Committee held three meetings during 2001.

Directors’ Compensation

      During 2001, the Company paid to, accrued for or deferred for its non-employee directors under the Deferred Stock Plan cash directors’ fees aggregating $160,650. Such fees consisted of $15,000 annually (payable quarterly), $1,500 per Board meeting attended, $500 per Board Committee meeting attended, and $250 per Board or Committee meeting attended by telephone. All of the Company’s directors other than Mortimer B. Fuller, III qualify for such payments, accruals or deferrals. The Company also reimburses its directors for travel expenses in connection with attendance at Board meetings.

      Under the Deferred Stock Plan, each non-employee director may elect to be paid all or a portion of his cash directors’ compensation instead in units representing shares of Class A Common Stock. Each participating director’s Deferred Stock Plan account is credited with 125% of the cash compensation he elects to defer under the Deferred Stock Plan. Dividends (if any) payable on the Class A Common Stock are likewise credited as additional units in the Deferred Stock Plan accounts, and the number of units in the Deferred Stock Plan accounts are subject to customary anti-dilution adjustments. A non-employee director is not entitled to vote, and does not have any other indicia of ownership of, the Class A Common Stock represented by the units in his Deferred Stock Plan account until those units are paid out to him in shares. Such shares will be paid out to the participating director or his designated beneficiaries (i) on the deferred payment date previously elected by him or (ii) if earlier, upon his death, long-term disability or cessation of service as a director of the Company. An aggregate of 112,500 shares of Class A Common Stock are available for issuance under the Deferred Stock Plan.

      Messrs. Ringo and Young also serve at the Company’s request on the Board of Directors of Australian Railroad Group Pty Ltd. (“ARG”), a joint venture of the Company and Wesfarmers Limited. As such, the

Company pays each of them fees of $20,000 per year, plus $5,000 for each ARG Board meeting attended in person and $1,000 for each ARG Board meeting attended by telephone. The Company also reimburses them for travel expenses in connection with attendance at ARG Board meetings. During 2001, the Company paid to, accrued for or deferred for Messrs. Ringo and Young cash directors’ fees aggregating $94,000.

Directors’ Options

      The Genesee & Wyoming Inc. Stock Option Plan for Outside Directors (the “Directors’ Plan”) provides for formula grants to each non-employee director of the Company (that is, each director other than Mortimer B. Fuller, III) of nonstatutory 10-year options to purchase shares of Class A Common Stock. Options to purchase up to an aggregate of 202,500 shares of Class A Common Stock are available for grant under the Directors’ Plan. Each option granted under the Directors’ Plan becomes exercisable in three equal annual installments commencing on the first anniversary of its grant date, is not transferable except by will or intestacy, and lapses within stated periods following the death of the director or cessation of his service as a director. Such options are subject to customary anti-dilution provisions and acceleration of vesting upon a change in control of the Company.

      During 2001, C. Sean Day and M. Douglas Young were each granted options under the Directors’ Plan to purchase 2,250 shares of Class A Common Stock. Mr. Day’s option is exercisable at $17.0333 per share (that being the market value of the Class A Common Stock on the grant date) and expires on July 27, 2011. Mr. Young’s option is exercisable at $17.6667 per share (that being the market value of the Class A Common Stock on the option grant date) and expires on July 29, 2011.

EXECUTIVE OFFICERS

      The Company is currently served by 12 executive officers, who are elected annually by the Board of Directors and serve until their successors are elected and qualify:

      Mortimer B. Fuller, III, age 59, has been Chairman of the Board and Chief Executive Officer of the Company since 1977. Further information about Mr. Fuller is set forth under “ELECTION OF DIRECTORS” above.

      Charles N. Marshall, age 60, has been President and Chief Operating Officer of the Company since October 1997. He has 40 years of railroad industry experience with Consolidated Rail Corporation (Conrail), Southern Railway and the Chessie System Railroad (now part of CSX Transportation, Inc.). He was Senior Vice President-Development when he left Conrail in 1995 and also served as Senior Vice President-Marketing & Sales and in positions in legal, public and government affairs. Immediately prior to joining the Company in 1997, Mr. Marshall worked as a consultant to short line and regional railroads, including the Company, specializing in developing acquisition opportunities within and outside the United States. Mr. Marshall served as a director of the Company from July to October 1997, when he resigned in accordance with the Company’s policy that all directors other than the Chairman and Chief Executive Officer be non-employees.

      Mark W. Hastings, age 52, has been Executive Vice President, Corporate Development since January 2000 and Secretary since April 2000. Prior to that, he served as Senior Vice President, Chief Financial Officer and Treasurer, and had been the Company’s Chief Financial Officer, since he joined the Company in 1978. Prior to joining the Company, Mr. Hastings was a credit analyst for Marine Midland Bank (now HSBC Bank USA). Mr. Hastings serves on the Board of Directors of Helm Holding Corporation.

      John C. Hellmann, age 32, Chief Financial Officer, joined the Company in January 2000. From 1999 until January 2000, Mr. Hellmann was an investment banker at Lehman Brothers Inc. in the Emerging Communications Group, and from 1997 to 1999, he was an investment banker at Schroder & Co. Inc. in the Transportation Group. From 1992 to 1994, Mr. Hellmann worked for Weyerhaeuser Company in Japan and the People’s Republic of China. Mr. Hellmann received an A.B. from Princeton University, an M.B.A. from The Wharton School of the University of Pennsylvania, and an M.A. in China Studies from The Johns Hopkins University School of Advanced International Studies (SAIS).

      James W. Benz, age 53, became Senior Vice President-GWI Railroad Switching Services in March 1997. Since 1987, he has been President of Rail Link, Inc., which the Company acquired in November 1996.

      Charles W. Chabot, age 55, became Senior Vice President-Australia in October 1997. In addition, since December 2000, he has been Chief Executive Officer of Australian Railroad Group Pty Ltd. From 1992 to 1997, Mr. Chabot served as Senior Vice President-New York and Pennsylvania. He joined the Company as Senior Vice President-Marketing and Sales in 1991 and was President of Buffalo & Pittsburgh Railroad, Inc. from 1992 to 1997. Prior to joining the Company, Mr. Chabot was employed for over ten years by the Chessie System Railroad (now part of CSX Transportation, Inc.), where he served in various capacities in marketing and freight equipment planning. He also served as a management consultant with Booz, Allen and Hamilton. While as of the date of this proxy statement Mr. Chabot remains as Senior Vice President-Australia, on February 14, 2002, Mr. Chabot resigned his position as Chief Executive Officer of Australian Railroad Group Pty Ltd. and returned to the United States where he will continue as a senior officer of the Company.

      David J. Collins, age 44, became Senior Vice President-New York and Pennsylvania in October 1997, after having served as Senior Vice President-Marketing and Development since January 1997. From 1992 to 1997, he was Vice President of Marketing for the New York and Pennsylvania railroads, responsible for marketing, safety, information systems and special projects. From 1990 to 1992, he was General Manager of Genesee and Wyoming Railroad Company and Rochester & Southern Railroad, Inc. Mr. Collins joined the Company in 1979.

      Alan R. Harris, age 53, Senior Vice President and Chief Accounting Officer, joined the Company in 1990 as its Chief Accounting Officer. Mr. Harris is a certified public accountant and from 1985 to 1990, he was Director of Accounting, and subsequently Secretary and Treasurer, of Preston Trucking Company, Inc., an interstate carrier.

      Martin D. Lacombe, age 60, Senior Vice President, joined the Company in April 1999 as Senior Vice President-Canada. On September 12, 2001, he was appointed Deputy Chief Executive Officer of Australian Railroad Group Pty Ltd. and became Chief Executive Officer of Australian Railroad Group Pty Ltd. on February 14, 2002. Prior to joining the Company, he was Senior Vice President of Rail-Term Inc., an affiliate of the Company’s then joint venture partner in Canada, which he joined in 1998. From 1995 to 1997, Mr. Lacombe worked as a consultant to short line and rail services companies. Mr. Lacombe has extensive operating experience in various facets of the industry, having worked for CN Rail, the Canadian Transport Commission, VIA Rail and the Railway Association of Canada in a variety of positions from front-line supervision to Vice President.

      Thomas P. Loftus, age 43, became Senior Vice President-Finance in May 2000. He joined the Company in 1996 as Vice President-Finance. From 1993 to 1996, Mr. Loftus worked for RailTex, Inc., where he held various financial management positions, including Manager-Acquisitions.

      Paul M. Victor, age 52, became Senior Vice President-Mexico in May 1999. He joined the Company in 1997 as Vice President-Mexico. During 1997, he acted as an independent consultant to Ferrovia Sur Atlantico in Southern Brazil, Placer Dome Latin America, Mina Zaldevar and various projects in northern Chile. From 1994 to 1997 he served as Chief Operating Officer for Ferrocarril del Pacifico, S.A. in Chile. Mr. Victor has over 32 years of experience in the railroad industry in the United States and South America.

      Spencer D. White, age 41, Senior Vice President-Illinois, is President and General Manager of Illinois & Midland Railroad, Inc. He joined the Company in 1988 as Chief Engineer of Buffalo & Pittsburgh Railroad, Inc. after serving in progressive engineering positions with CSX Transportation, Inc. since 1982. He has served the Company as Vice President-Operations of Buffalo & Pittsburgh Railroad, Inc. and Chief Engineer of the New York and Pennsylvania railroads.

Section 16(a) Beneficial Ownership Reporting Compliance

      Since the 2001 Annual Meeting of Stockholders, Mortimer B. Fuller, III inadvertently filed late with the Securities and Exchange Commission (the “SEC”) one report disclosing ten (10) transactions in the Class A Common Stock beneficially owned by him. Such report has since been filed, and all of the Company’s directors and executive officers are now current in such filings. In making the foregoing statements, the Company has relied upon the written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

EXECUTIVE COMPENSATION

      Shown on the table below is information on the annual and long-term compensation for services rendered to the Company in all capacities, for the years ended December 31, 2001, 2000 and 1999, paid by the Company to those persons who were, at December 31, 2001, the Chief Executive Officer and the four most highly compensated other executive officers of the Company (collectively, the “Named Executives”).

Summary Compensation Table

						Long-Term
						Compensation
		Annual Compensation
						Awards	Payouts
				Other Annual				All Other
		Salary	Bonus	Compensation			LTIP	Compensation
Name and Principal Position	Year	($) (1)	($) (2)	($) (3)		Options (#)(4)	Payouts ($)	($) (5)

Mortimer B. Fuller, III	2001	$510,000	$355,400	–		56,250	–	$169,007
Chairman and Chief	2000	412,650	292,400	–		56,250	–	145,975
Executive Officer	1999	391,600	192,900	–		56,250	–	147,399

Charles N. Marshall	2001	294,387	105,400	–		22,500	–	70,362
President and Chief Operating	2000	277,729	143,400	–		22,500	–	81,122
Officer	1999	266,923	135,400	–		22,500	–	85,037

Charles W. Chabot	2001	220,000	110,000	$71,705	(6)	–	–	67,836
Senior Vice President-Australia	2000	241,635	110,000	180,937	(6)	–	$1,552,602 (7)	77,749
	1999	203,089	90,000	53,436	(6)	5,625	–	55,155

Mark W. Hastings	2001	236,021	86,400	–		16,875	–	48,651
Executive Vice President,	2000	220,830	115,400	–		16,875	–	55,311
Corporate Development	1999	215,042	68,400	–		16,875	–	55,883

John C. Hellmann(8)	2001	200,083	100,000	–		28,125	–	11,271
Chief Financial Officer	2000	137,530	75,000	–		61,875	–	13,900

(1)	The amounts shown include cash compensation paid during the year indicated as well as cash compensation deferred at the election of the Named Executive.
(2)	The bonuses shown were awarded and paid in the succeeding year for services rendered during the year indicated.
(3)	Except for those described in footnote (6) to the table, the value of perquisites and other personal benefits are not shown on the table because the aggregate amount of such compensation (if any) for each year shown did not exceed the lesser of $50,000 or 10% of the Named Executive’s annual salary and bonus for that year.
(4)	The number of options awarded as shown on the table have been adjusted to reflect: (i) a three-for-two common stock split, effected in the form of a 50% common stock dividend, payable June 15, 2001, to stockholders of record as of May 31, 2001; and (ii) a three-for-two common stock split, effected in the form of a 50% common stock dividend, payable March 14, 2002, to stockholders of record as of February 28, 2002.
(5)	The amounts shown for 2001 reflect: (i) Company contributions of $1,370 each to the Company’s 401(k) Savings Plan on behalf of Messrs. Fuller, Marshall, Chabot, Hastings and Hellmann; and (ii) the value of insurance premiums paid by the Company, and the economic benefit (projected on an actuarial basis) to the Named Executives, under split dollar life insurance arrangements as follows: Mr. Fuller-$167,636, Mr. Marshall-$68,992, Mr. Chabot-$66,466, Mr. Hastings-$47,281, and Mr. Hellmann-$9,901.
(6)	The amounts shown primarily reflect allowances, expense reimbursement and similar payments made to or on behalf of Mr. Chabot in connection with his overseas assignment. See “EXECUTIVE COMPENSATION—SEVERANCE AND OTHER AGREEMENTS” below.
(7)	The amount shown reflects a cash payout in lieu of stock of the Company’s formerly wholly-owned subsidiary, Australia Southern Railroad, upon exercise of stock options under that subsidiary’s stock option plan.
(8)	Mr. Hellmann joined the Company in late January 2000.

Stock Options

      Shown below is further information on grants of stock options to the Named Executives during 2001. All such options were granted under the Option Plan. The Company has no provision for stock appreciation rights.

Option Grants in 2001

Individual Grants					Grant Date Value

		Percent of
		Total Options
	Options	Granted to	Exercise		Grant Date
	Granted	Employees in	Price	Expiration	Present Value
Name	(#)(1)	Fiscal Year	($/Sh)	Date	($) (2)

Mortimer B. Fuller, III	14,391	4.348%	$11.6417	4/5/06	$77,701
Mortimer B. Fuller, III	41,859	12.65%	10.5833	4/5/06	236,943
Charles N. Marshall	22,500	6.798%	10.5833	4/5/06	127,361
Charles W. Chabot	–	–	–	–	–
Mark W. Hastings	16,875	5.099%	10.5833	4/5/06	95,521
John C. Hellmann	28,125	8.497%	10.5833	4/5/06	159,202

(1)	The number of options awarded as shown on the table have been adjusted to reflect: (i) a three-for-two common stock split, effected in the form of a 50% common stock dividend, payable June 15, 2001, to stockholders of record as of May 31, 2001; and (ii) a three-for-two common stock split, effected in the form of a 50% common stock dividend, payable March 14, 2002, to stockholders of record as of February 28, 2002.

(2)	The hypothetical grant date present values are presented pursuant to the rules of the SEC and are calculated under the modified Black-Scholes Model for pricing options, a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in estimating an option’s present value. Factors used to value the options shown on the table include the expected volatility rate of the shares underlying the option (56.9986%), the risk-free interest rate (4.52%), the expected dividend yield (0%) and the expected life (5 years). The actual before-tax amount, if any, realized upon the exercise of stock options will depend upon the excess, if any, of the market price of the Class A Common Stock over the option exercise price per share at the time the option is exercised. There is no assurance that the hypothetical grant date present values of the options reflected on the table will be realized.

      Shown below is information with respect to option exercises by the Named Executives during 2001 and all unexercised options to purchase Class A Common Stock held by the Named Executives at December 31, 2001.

Aggregated Option Exercises in 2001 and

Fiscal Year-End Option Values

					Value of All Unexercised
			Unexercised Options Held		In-the-Money Options
	Shares		at FY-End (#)(1)		at FY-End ($) (2)
	Acquired on	Value
Name	Exercise (#)(1)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mortimer B. Fuller, III	203,286	$1,544,562	–	154,690	$–	$2,080,710
Charles N. Marshall	–	–	67,500	67,500	911,972	917,600
Charles W. Chabot	56,250	153,500	11,250	5,625	154,753	85,427
Mark W. Hastings	67,500	317,825	37,969	46,406	527,991	636,195
John C. Hellmann	–	–	15,469	74,531	247,071	1,055,824

(1)	The number of shares and options shown on the table have been adjusted to reflect: (i) a three-for-two common stock split, effected in the form of a 50% common stock dividend, payable June 15, 2001, to stockholders of record as of May 31, 2001; and (ii) a three-for-two common stock split, effected in the form of a 50% common stock dividend, payable March 14, 2002, to stockholders of record as of February 28, 2002.

(2)	Expressed as the excess of the market value of the Class A Common Stock at December 31, 2001 ($21.77 per share) over the exercise price of each option.

Severance and Other Agreements

      The Company is a party to agreements with each of its 12 current executive officers which provide that upon termination of the officer’s employment with the Company within three years after a defined change in control of the Company, the officer will receive a cash amount equal to three times the average annual compensation payable to him by the Company during the immediately preceding five years. The agreements provide for reduction of the amounts paid pursuant thereto to the extent that such amounts would otherwise be non-deductible to the Company under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

      In addition, pursuant to an Assignment Letter effective November 1, 1998 executed by the Company and Charles W. Chabot in connection with his assignment to Australia, the Company has agreed that if Mr. Chabot is still employed by the Company when his foreign assignment ends, he will, at the Company’s discretion, be placed in a comparable position with the Company or given two years’ salary continuation. The Assignment Letter also provides Mr. Chabot with a base salary of at least $200,000 per year, housing, a foreign living allowance, travel expenses, relocation expenses and tax equalization payments in connection with his foreign assignment. Mr. Chabot ended his foreign assignment in February, 2002, and returned to the United States where he will continue as a senior officer of the Company.

Report of the Compensation Committee With Respect to Executive Compensation

      The following discussion applies to the compensation of all of the Company’s executive officers, including Mortimer B. Fuller, III, the Chief Executive Officer, and the other Named Executives.

  Executive Compensation Philosophy:

      The goals of the Company’s executive compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executives who contribute to the long-term success of the Company and its operating regions and to increasing stockholder value. The Company attempts to compensate its executives competitively. To ensure that compensation is competitive, the Company periodically compares its compensation practices with those of comparable companies and adjusts its compensation parameters, if necessary, based on this review. More importantly, the Company’s executive compensation program relies to a great degree on incentive compensation, both annual and long-term.

      Executives are rewarded based upon Company-wide performance, regional performance (in the case of executives who are regional managers) and individual performance. Company-wide performance and regional performance are evaluated by reviewing the extent to which strategic and business plan objectives are met, including such factors as achieving operating profit and operating efficiencies. For example, pre-determined levels of profitability must be met before any incentive compensation is paid, so that every executive is motivated to achieve profitability for his region (or, in the case of executives who are not regional managers, for the Company as a whole). Individual performance is evaluated by reviewing each executive’s performance against set annual objectives.

  Executive Compensation Program:

      The Company’s executive compensation program is structured to attract and retain key executives capable of increasing revenues, promoting innovation, fostering teamwork and motivating employees, all with the ultimate goal of improving profitability and enhancing stockholder value. The Company’s executive compensation program currently consists of annual salary, annual incentive compensation in the form of cash bonuses, and long-term incentive compensation in the form of stock options.

      Salaries. The annual cash compensation paid to executives consists of base salary and cash bonuses. Salaries are reviewed by the Compensation Committee at the end of each year and may be changed at that time based on recommendations of the Chief Executive Officer. Factors considered are an executive’s performance, changes in competitive compensation levels and changes in the executive’s responsibilities in the Company.

      Bonuses. Annual incentive compensation in the form of cash bonuses are awarded under the Company’s cash bonus plan. Under this plan, the Company awards annual bonuses to certain key employees (including the 12 current executive officers) based on pre-tax earnings targets and the meeting of individual performance objectives.

      At the beginning of each year, each executive officer provides the Chief Executive Officer or the Chief Operating Officer with his individualized objectives for the year, which include financial, business and operational goals (for example, an improved safety program). The Chief Executive Officer or the Chief Operating Officer reviews, modifies (if necessary) and approves each executive’s individual objectives, and during the year he gives executives ongoing feedback on their progress in meeting those objectives. After the end of each year, the Chief Executive Officer or the Chief Operating Officer evaluates each executive’s accomplishment of his objectives and provides performance appraisals to the Compensation Committee. The Chief Executive Officer also provides the Compensation Committee with his recommendations for each executive’s cash bonus for the year just ended, which are based on (i) the Company’s financial performance for the year, (ii) in the case of an executive who is a regional manager, his region’s financial performance for the year, and (iii) the executive’s success in meeting his objectives for the year. The performance appraisals and the Chief Executive Officer’s recommendations are considered by the Compensation Committee in deciding the amount of each executive’s bonus (if any) for the year just ended. Similar objective-setting, feedback and evaluation with respect to the Chief Executive Officer’s performance and recommended bonus compensation is provided by the Chairman of the Compensation Committee.

      Maximum bonus percentages under the cash bonus plan currently range from 15% to 70% of annual salary. The maximum bonus percentage assigned to each executive depends on the degree to which he is responsible for financial results. In addition, the Compensation Committee has discretion to award cash bonuses outside the parameters of the cash bonus plan in the case of extraordinary performance by an executive. In 2001, the Compensation Committee approved additional bonus amounts for the performance contributions of cross-functional teams. Based on the Company’s financial performance in 2001 and their respective individual and team performances, the Chief Executive Officer and all of the other executive officers were awarded cash bonuses for 2001 aggregating $1,036,550.

      The Option Plan. Long-term incentives are provided through the grant of stock options under the Option Plan. For a description of the Option Plan, see “PROPOSAL TO AMEND THE 1996 STOCK OPTION PLAN” below.

      The Compensation Committee views stock options as a means of aligning the long range interests of key employees, including executives, with those of the stockholders by providing them with the opportunity to build a meaningful stake in the Company. Options are granted at the discretion of the Compensation Committee based on its evaluation of each key employee’s contribution and expected future contribution to the Company’s financial success. In 2001, the Compensation Committee granted to 159 employees (including 11 of the executive officers) options to purchase an aggregate of 330,977 shares of Class A Common Stock. See “EXECUTIVE COMPENSATION—STOCK OPTIONS” above.

      401(k) Savings Plan. Executive and other employees are also entitled to participate in the Company’s 401(k) Savings Plan, which provides retirement, death and disability benefits to employees and includes both employer and employee contributions.

  Chief Executive Officer Compensation:

      The key performance measure used to determine the 2001 compensation package for Mortimer B. Fuller, III was the Compensation Committee’s assessment of his ability and dedication to provide the leadership and vision necessary to enhance the long-term value of the Company.

      Mr. Fuller has no employment agreement with the Company. The Compensation Committee fixes Mr. Fuller’s salary each year based on its evaluation of Mr. Fuller’s performance during the prior year and the challenges the Compensation Committee believes the Company and its Chief Executive Officer will face in the coming year. The Compensation Committee fixed Mr. Fuller’s salary for 2001 at $510,000. The Compensation Committee believes that Mr. Fuller’s salary is fixed at a level that is comparable to the base salaries paid to other chief executive officers with comparable qualifications, experience, responsibilities and proven results at comparable companies engaged in similar businesses.

      Consistent with the Company’s executive compensation philosophy, Mr. Fuller’s total compensation package depends to a large degree on annual and long-term incentive compensation. The annual incentive component is currently made up of a cash bonus under the Company’s cash bonus plan, which is paid after the end of the year and is based on the profitability of the Company and Mr. Fuller’s individual performance. The long-term incentive component currently takes the form of the grant of stock options under the Option Plan. Both the annual and long-term components of Mr. Fuller’s incentive compensation are variable and closely tied to corporate performance in a manner that encourages dedication to building profitability and stockholder value.

      In evaluating the performance and setting the compensation of Mr. Fuller as the Company’s Chief Executive Officer, the Compensation Committee noted several accomplishments in 2001. Specifically, the Company acquired all of the issued and outstanding shares of common stock of South Buffalo Railway from Bethlehem Steel Corp., negotiated and executed a stock purchase agreement for the purchase by the Company of The Emons Transportation Group, Inc. (which transaction closed on February 22, 2002), successfully completed a public offering of 3,862,500 split-adjusted shares of its Class A Common Stock, and integrated into the Company the operations of ARG and those other businesses acquired by the Company in prior years.

      The Compensation Committee views these accomplishments as attributable in large measure to Mr. Fuller’s leadership, vision and hard work. In addition, Mr. Fuller has continued to expand the Company’s top management team and has established a strong record of innovation, quality improvement and efficiency.

      Mr. Fuller’s annual and long-term incentive compensation package for 2001 included a cash bonus in the amount of $355,400 and the grant of options to purchase 56,250 shares of Class A Common Stock. Mr. Fuller’s compensation package has successfully focused on the importance of increasing profitability and stockholder value by providing him with significant short-term and long-term incentive compensation during periods when performance objectives have been met or exceeded.

Compensation and Stock Option Committee

John M. Randolph, Chairman
C. Sean Day
James M. Fuller

Insider Participation in Compensation Committee

      The Chief Executive Officer of the Company consults with the Compensation Committee. He participates in discussions of the Compensation Committee and makes recommendations to it, but he does not vote or otherwise participate in the Compensation Committee’s ultimate determinations. The Board of Directors believes that it is wise and prudent to have the Chief Executive Officer so participate in the operations of the Compensation Committee because his evaluations and recommendations with respect to the compensation and benefits paid to executives other than himself are extremely valuable to the Compensation Committee. However, the Chief Executive Officer neither participates in nor is otherwise involved in the deliberations of the Compensation Committee with respect to his own compensation and benefits.

Stock Price Performance Graph

      Set forth below is a line graph comparing the cumulative total stockholder return on the Class A Common Stock during the five-year period ended December 31, 2001, based on the market price thereof, with the cumulative total return of companies on the Nasdaq Composite Total Return Index (US) and an industry peer group which the Company has selected for this purpose, comprised of the following companies: Emons Transportation Group, Inc. (prior to its acquisition by the Company on February 22, 2002), Providence and Worcester Railroad Co., RailAmerica Inc., and Wisconsin Central Transportation Corporation (prior to its acquisition by Canadian National Railway Company in 2001) (collectively, the “Peer Group”).

INDEXED RETURNS

Years Ending

	Base
	Period
	Dec
Company Name/Index	96	Dec 97	Dec 98	Dec 99	Dec 00	Dec 01

GENESEE & WYOMING INC — CL A	100	67.27	36.69	37.05	78.78	140.94
NASDAQ COMPOSITE TOTAL RETURN INDEX (US)	100	122.48	172.70	320.87	193.00	153.15
PEER GROUP	100	61.72	46.93	37.21	40.36	67.42

Peer Group Companies

EMONS TRANS GROUP INC
PROVIDENCE AND WORCESTER RR
RAILAMERICA INC
WISCONSIN CENTRAL TRANSPORTN

Assumes $100 invested on December 31, 1996 in the Company’s Class A Common Stock, the companies comprising the Nasdaq Composite Total Return Index (US) and the companies comprising the Peer Group.

     There can be no assurance that the Company’s stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will neither make nor endorse any predictions as to future stock performance.

REPORT OF THE AUDIT COMMITTEE

TO STOCKHOLDERS

      The Audit Committee of the Board of Directors is comprised of three members of the Board of Directors, each of whom is independent pursuant to the Nasdaq National Market’s listing standards. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter which was appended to the Proxy Statement for the Company’s 2001 Annual Meeting of Stockholders. Among other things, the Audit Committee recommends to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K, and recommends the selection of the independent auditors to audit the Company’s books and records.

      The Audit Committee has:

•	reviewed and discussed the Company’s audited financial statements for 2001 with the Company’s management and with Arthur Andersen LLP, the Company’s independent auditors for the year ending December, 2001;

•	discussed with the Company’s independent auditors the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards); and

•	received and discussed the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Statement No. 1 (Independent Discussions with Audit Committees).

      Based on such review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2001 for filing with the SEC.

      Further, the Audit Committee has recommended to the Company’s Board of Directors that the Company not renew the engagement of Arthur Andersen LLP and has recommended to the Company’s Board of Directors that it select PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2002. This determination followed the Company’s decision to seek proposals from independent accountants to audit the Company’s financial statements for the fiscal year ending December 31, 2002. See “SELECTION OF INDEPENDENT AUDITORS” below.

Auditors’ Fee

      Audit Fees: For professional services rendered by them for the audit of the Company’s annual financial statements for 2001, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2001, Arthur Andersen LLP billed the Company fees in the aggregate amount of $391,000.

      Financial Information Systems Design and Implementation Fees: Arthur Andersen LLP billed the Company no fees for professional services rendered in 2001 in connection with financial information systems design and implementation.

      All Other Fees: For professional services other than those described above rendered by them in 2001, Arthur Andersen LLP billed the Company: (i) the aggregate amount of $401,000 for audit-related services, including services related to acquisitions, a stock offering, benefit plans and comfort letters; and (ii) the aggregate amount of $543,000 for other services, including tax compliance services and bonus plan consulting.

      The Audit Committee has considered whether the provision of services described above under “All Other Fees” was compatible with maintaining the independence of Arthur Andersen LLP.

Audit Committee:

Robert M. Melzer, Chairman
T. Michael Long
Philip J. Ringo

RELATED TRANSACTIONS

      The Company, Mortimer B. Fuller, III, the other 11 executive officers of the Company (the “Other Executives”) and all holders of the Class B Common Stock are parties to a Class B Stockholders’ Agreement dated as of May 20, 1996. Under that agreement, if a party proposes to transfer shares of Class B Common Stock in a transaction that will not result in the automatic conversion of those shares into shares of Class A Common Stock, the Other Executives have the right to purchase up to an aggregate of 50% of those shares, and Mr. Fuller has the right to purchase the balance, all at the then-current market price of the Class A Common Stock. If Mr. Fuller does not purchase the entire balance of the shares, the Other Executives have the right to purchase the shares that remain. Such purchase rights also apply if the employment of any of the Other Executives is terminated for any reason. The effect of this agreement is to concentrate ownership of the Class B Common Stock, which enjoys ten times the voting power of the Class A Common Stock, in the hands of management of the Company, particularly Mr. Fuller. See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” above.

      Mortimer B. Fuller, III is indebted to the Company under a promissory note executed in May 1998 which bears interest at the rate of 5.69% per annum. The largest amount of principal and unpaid interest outstanding since January 1, 2001 was $531,000, and the amount of principal and unpaid interest outstanding on March 31, 2002 was $460,000.

      C. Murray Benz, the wife of James W. Benz, an executive officer, is Vice President-Sales and Marketing of the Company’s Rail Link, Inc. subsidiary. As such, in 2001 she received salary and benefits of $128,786, $33,500 of gain treated as compensation on the exercise and sale of options, and was granted a five-year option to purchase 3,375 shares of Class A Common Stock at $10.5833 per share.

      Pursuant to a Stock Purchase Agreement between the Company and the 1818 Fund dated October 19, 2000 (the “Stock Purchase Agreement”), on December 12, 2000 the Company issued to the 1818 Fund 20,000 shares of Preferred Stock for a purchase price of $20,000,000. As a condition to the transaction, Mortimer B. Fuller, III, the Company and the 1818 Fund entered into a letter agreement (the “Letter Agreement”) under which Mr. Fuller has agreed, so long as the 1818 Fund continues to own at least 20% of the shares of Class A Common Stock issued or issuable upon conversion of the Preferred Stock, to vote substantially all Stock (whether now or hereafter acquired) owned or, to the extent permitted by law, controlled by him in order to cause the election to the Board of Directors of the designee of the 1818 Fund. Additionally, the 1818 Fund has been granted tag-along rights, subject to certain exceptions, in the event Mr. Fuller transfers 15% or more of the shares of Class A Common Stock or Class B Common Stock owned by him in a single or series of related private transactions. The Company and the 1818 Fund have also entered into a Registration Rights Agreement dated December 12, 2000 pursuant to which the Company has agreed, under the terms and conditions set forth therein, to register under the Securities Act of 1933, as amended, the Class A Common Stock issuable upon the conversion of the shares of Preferred Stock held by the 1818 Fund and all other shares of Class A Common Stock held by the 1818 Fund. On December 11, 2001, the 1818 Fund exercised an option to purchase an additional 5,000 shares of Preferred Stock for a purchase price of $5,000,000, thus bringing the total number of shares of Preferred Stock owned by the 1818 Fund after such purchase to 25,000.

PROPOSAL TO AMEND AND RESTATE THE 1996 STOCK OPTION PLAN

Background of Plan and Description of Proposed Amendment

      The Genesee & Wyoming Inc. 1996 Stock Option Plan (the “Option Plan”) was approved by the stockholders at the 1996 Annual Meeting. The Option Plan is designed to create an incentive for executive and other employees of the Company and its subsidiaries to remain in the employ of the Company and its subsidiaries and to contribute to their success by providing the opportunity for stock ownership.

Proposal to Approve and Ratify an Amendment and Restatement of the Option Plan that Increases the Number of Shares Available for Option Grants from 2,362,500 to 3,112,500

      The Option Plan originally provided for the grant of options to purchase up to 1,012,500 shares of Class A Common Stock. That maximum was increased to 1,462,500 shares by the stockholders at the 1997 Annual Meeting, increased again to 1,912,500 shares by the stockholders (coupled with a 450,000-share reduction in the shares available under the Genesee & Wyoming Inc. Employee Stock Purchase Plan) at the 1998 Annual Meeting, and increased again to 2,362,500 by the stockholders at the 2000 Annual Meeting. (All of the above share amounts have been adjusted to reflect: (i) a three-for-two common stock split, effected in the form of a 50% common stock dividend, payable June 15, 2001, to stockholders of record as of May 31, 2001; and (ii) a three-for-two common stock split, effected in the form of a 50% common stock dividend, payable March 14, 2002, to stockholders of record as of February 28, 2002.)

      The Company has adopted a policy of granting options to purchase shares of Class A Common Stock to a large number of key employees at various levels of employment, and the Board of Directors believes that such grants have helped to motivate the Company’s employees to excel in their work by aligning their prospects with those of the Company’s stockholders. The Board of Directors further believes that the Company’s revenues and earnings success is due in part to this policy and the incentives it provides to key employees.

      In furtherance of this policy, the Company has to date granted to over 223 key employees, including the Named Executives and the Company’s other executive officers, as well as new employees resulting from the Company’s various acquisitions, options to purchase an aggregate of 2,208,189 (1,069,501 of which have already been exercised as of the Record Date) of the 2,362,500 shares of Class A Common Stock currently available under the Option Plan. This currently leaves only 154,311 shares remaining for future option grants. Therefore, the Company will be unable to make significant additional option grants to new key employees, particularly those resulting from possible future acquisitions, or as further incentive to existing key employees, including the Named Executives and the Company’s other executive officers. The Board of Directors believes that increasing the number of shares available for options granted under the Option Plan will assist the Company in continuing to attract, hire, retain and motivate superior employees and thus continue to contribute to the success of the Company.

      Therefore, on April 5, 2002, the Board of Directors approved and adopted an amendment and restatement of the Option Plan which amends Section 4 of the Option Plan to increase the number of shares available for option grants thereunder from 2,362,500 to 3,112,500 (the “Proposed Share Increase Amendment”). The Proposed Share Increase Amendment was approved and adopted by the Board of Directors subject to approval and ratification by the stockholders at the Meeting. The Board of Directors believes that the Proposed Share Increase Amendment is in the best interests of the Company and its stockholders because it will permit the Company to continue to receive the benefits of the Option Plan described above.

Description of Option Plan as Proposed to be Amended

      The following is a summary of the principal features of the Option Plan and the Proposed Share Increase Amendment.

      Increase of Shares Available. The Option Plan currently provides for the granting of stock options to purchase up to an aggregate of 2,362,500 shares of Class A Common Stock (subject to anti-dilution adjustment as described below). The Proposed Share Increase Amendment, if approved by the stockholders, would increase the number of shares of Class A Common Stock available for option grants thereunder from 2,362,500 to 3,112,500 (subject to anti-dilution adjustment as described below). If any option granted under the Option Plan expires or terminates without having been exercised in full, shares subject to the unexercised portion of such option may again be available for other option grants under the Option Plan.

      Nature of Options. The Company may grant under the Option Plan both incentive stock options within the meaning of Section 422 of the Code (“Incentive Stock Options”) and stock options that do not qualify for treatment as Incentive Stock Options (“Nonstatutory Stock Options”). If any Incentive Stock Option is for any reason disqualified as an incentive stock option within the meaning of Section 422 of the Code, it will instead remain in full force and effect, in accordance with its terms, as a Nonstatutory Stock Option. The Company receives no consideration for the grant of any options under the Option Plan.

      Term. The Option Plan will continue in effect until all shares of Class A Common Stock subject to issuance under options granted thereunder have been purchased, provided that no options may be granted under the Option Plan after June 23, 2006.

      Administration. The Option Plan is administered by the Compensation Committee. Each member of the Compensation Committee must be a “Non-Employee Director” within the meaning of Rule 16b-3 promulgated under the Exchange Act. Subject to the express provisions of the Option Plan, the Compensation Committee has authority in its discretion and without limitation: (i) to determine the recipients of options, whether an option is intended to be an Incentive Stock Option or Nonstatutory Stock Option, the times of option grants, the number of shares subject to each option, the exercise price of each option, the term of each option, the date(s) when each option becomes exercisable, and the vesting schedule (if any) of each option; (ii) to accelerate the vesting of any option, irrespective of its vesting schedule; (iii) to modify unilaterally the terms of any option grant or exercise so as to avoid variable accounting treatment under Accounting Principles Board Opinion No. 25 or any Financial Accounting Standards Board interpretation; and (iv) to make all other determinations necessary or advisable for administering the Option Plan, which determinations will be final and binding on all persons.

      Eligibility. Options under the Option Plan may be granted to those persons selected from time to time by the Compensation Committee from the full-time employees of the Company and its subsidiaries, including employees who are also officers or directors of the Company. As of March 31, 2002, the Company had approximately 1,708 full-time employees.

      Terms and Conditions of Options; Option Price. The minimum option price of any option granted under the Option Plan is the market value of the Class A Common Stock on the grant date of the option, and the term of the option, which is determined by the Compensation Committee, may not exceed ten years from the grant date; notwithstanding the foregoing, in the case of an Incentive Stock Option granted to any person owning stock possessing more than 10% of the voting power of the Company, the option price must be at least 110% of the market value of the Class A Common Stock on the grant date, and the term of the option may not exceed five years from the grant date. In addition, the aggregate fair market value (determined as of the grant date) of the shares with respect to which Incentive Stock Options are exercisable for the first time by any grantee during any calendar year may not exceed $100,000.

      The market value of the Class A Common Stock (reflected by the last sale price thereof as reported by The Nasdaq Stock Market) on March 28, 2002 was $23.67 per share.

      Upon exercise, an optionee may pay for the shares subject to the option by one or any combination of the following methods, as determined by the Compensation Committee as of the option grant date: (i) in cash, or (ii) by delivery of shares of Class A Common Stock (valued at its then market value) already owned by the optionee and held for any holding period required by law or regulation.

      Annual Per Person Limitation on Option Grants. The Option Plan currently imposes a 450,000-share limit (subject to anti-dilution adjustments as described below) on the number of options that could be granted under the Option Plan to any one employee in any calendar year.

      Effect of Death or Termination of Employment. During the lifetime of an optionee, an option may be exercised only while he is an employee of the Company or its subsidiaries and has been an employee continuously since the option grant, except that options may be exercised for stated periods after termination of employment in the case of the optionee’s death, permanent and total disability or termination for other reason.

      Non-Transferability in Most Circumstances. During the lifetime of an optionee, options issued under the Option Plan may not be transferred, whether voluntarily or otherwise, except if and to the extent that a transfer of a Nonstatutory Stock Option is permitted by the Compensation Committee, in its discretion, pursuant to the express terms of a stock option agreement, and subject to any terms and conditions which the Compensation Committee may impose.

      Vesting Acceleration. Under the Option Plan, all outstanding options not then exercisable become immediately exercisable in full upon the occurrence of certain defined events constituting a change in control of the Company.

      Anti-Dilution Adjustments. In the event of a merger, consolidation, recapitalization, stock split or similar event, the aggregate number and kind of shares available for options under the Option Plan, the number and kind of shares covered by each outstanding option, the per share exercise price thereof, and the 450,000-share per person annual option limit will be appropriately adjusted by the Compensation Committee.

      Amendments. The Board of Directors, without further stockholder approval, may at any time further amend the Option Plan, provided that (except for amendments made pursuant to the anti-dilution adjustment provisions described above), no amendment may be made without the approval of the stockholders which would: (i) increase the maximum number of shares that may be issued under the Option Plan; (ii) reduce the minimum option exercise price; (iii) change the class of employees eligible to be granted options; (iv) extend the period for granting or exercising options; or (v) otherwise materially increase the benefits accruing to participants under the Option Plan. In the event that any amendment to the Option Plan so requires approval by the stockholders, prior to such approval the Compensation Committee may grant conditional options, which may not be exercised, transferred or encumbered prior to such approval, and which will be automatically cancelled if the stockholders fail to approve such amendment at their next meeting.

      Securities Act Registration. The Company has filed with the SEC Registration Statements on Form S-8 registering the 2,362,500 shares currently issuable upon exercise of options granted and to be granted under the Option Plan. If the Proposed Share Increase Amendment is approved and ratified by the stockholders at the Meeting, the Company intends to register the 750,000 additional shares issuable upon exercise of options granted and to be granted under the Option Plan, pursuant to a Registration Statement on Form S-8, as soon as practicable.

      Federal Income Tax Consequences. The following summarizes the federal income tax consequences to participants and the Company of the grant and exercise of Nonstatutory Stock Options and Incentive Stock Options under the Option Plan. This discussion is merely a summary and does not purport to be a complete description of the federal income tax consequences of the Option Plan. This description does not cover state and local tax treatment of participation in the Option Plan.

      Nonstatutory Stock Options: The grant of a Nonstatutory Stock Option under the Option Plan will not result in the recognition of gross income to the optionee or a deduction to the Company at the time of the grant. Upon the exercise of a Nonstatutory Option, the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price, unless he could be subject to liability under Section 16(b) of the Exchange Act if he were to sell the shares at a profit at such time (in which case, unless the optionee makes a special election under the Code within 30 days after exercise, the optionee will recognize ordinary income for federal income tax purposes six months after the date of the exercise equal to the excess at such time; if the optionee timely makes such election, he will recognize ordinary income at the time of exercise).

      The Company is required to withhold tax on the amount of income recognized by the optionee and is entitled to a tax deduction equal to the amount of income recognized by the optionee for the fiscal year of the Company in which ends the taxable year of the optionee in which such amount is included in the optionee’s gross income.

      If an optionee disposes of any shares acquired upon the exercise of a Nonstatutory Stock Option, the optionee will recognize a capital gain or loss equal to the difference between the optionee’s tax basis in the shares (generally the fair market value of such shares at the time ordinary income was recognized) and the amount realized on disposition of such shares. Any gain will be taxed as short-term capital gain at ordinary income rates if the shares have been held for one year or less, and as long-term capital gain subject to a maximum tax rate of either 10% or 20% (depending upon the taxpayer’s income) if held for more than one year. Any loss will be netted against gain of a like type and, subject to certain limitations on the deductibility of capital losses, any net loss deducted from other income. The Company is not entitled to any tax deduction in connection with such disposition of shares.

      Incentive Stock Options: In general, no income will be recognized by the optionee and no deduction will be allowed to the Company at the time of the grant or exercise of an Incentive Stock Option. The difference between the exercise price and the fair market value of the shares on the date the Incentive Stock Option is exercised is, however, an item of tax preference to the optionee for purposes of the alternative minimum tax. Depending upon the optionee’s individual tax circumstances, there may be minimum tax liability in the year of exercise as a result of the tax preference item. Further, depending upon the optionee’s individual tax circumstances, a credit against regular tax corresponding to this minimum tax liability may be allowed in a subsequent year. In computing alternative minimum taxable income in the year in which the optionee disposes of shares acquired through the exercise of an Incentive Stock Option, the basis for alternative minimum tax purposes of the shares so acquired will be increased by the excess of the fair market value of the shares on the date of exercise over the exercise price.

      When the shares acquired upon the exercise of an Incentive Stock Option are sold, the optionee will recognize capital gain or loss equal to the difference between the amount realized and the exercise price of the Incentive Stock Option, provided that the sale of the shares is not made within two years from the date of grant of the Incentive Stock Option or within one year of the date of issuance of such shares to the optionee. If such holding period requirements of the Code are not met, the sale of the shares acquired upon exercise of an Incentive Stock Option is a “disqualifying disposition” and, in general, at the time of such disposition, the optionee will recognize (i) ordinary income in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date the Incentive Stock Option is exercised or the amount realized on such disqualifying disposition, and (ii) capital gain to the extent the amount realized on such disqualifying disposition exceeds the fair market value of the shares on the date the Incentive Stock Option is exercised. Alternatively, if the amount realized on such disqualifying disposition is less than the exercise price, the optionee will recognize a capital loss in the amount of the difference. Any capital gain or loss will be long-term or short-term, as described above, depending upon the holding period of the shares sold. In the event of a disqualifying disposition, the Company may claim a deduction in the taxable year of the disqualifying disposition equal to the amount taxable to the optionee as ordinary income. In the absence of any disqualifying disposition, the Company is denied any deduction in respect of shares transferred upon the exercise of an Incentive Stock Option.

New Plan Benefits

      If the Proposed Share Increase Amendment is approved by the stockholders, each of the Named Executives and other executive officers of the Company is eligible to be granted additional options under the Option Plan.

      The following table sets forth the amount and dollar value of all options actually granted during 2001 under the Option Plan to the Named Executives and to certain groups of individuals (including options that have subsequently lapsed unexercised due to employment terminations). The benefits or amounts to be received by or allocated to the Named Executives or such groups in the future are not determinable, because option grants under the Option Plan are in the discretion of the Compensation Committee.

GENESEE & WYOMING INC. 1996 STOCK OPTION PLAN

Option Grants in 2001

	Dollar Value	Number
Name and Position	($) (1)	of Units(2)

Mortimer B. Fuller, III	$720,895	56,250
Chairman and Chief Executive Officer
Charles N. Marshall	294,451	22,500
President and Chief Operating Officer
Charles W. Chabot	–	–
Senior Vice President-Australia
Mark W. Hastings	220,838	16,875
Executive Vice President, Corporate Development
John C. Hellmann	368,063	28,125
Chief Financial Officer
All Executive Officers (3)	2,613,524	210,004
All Directors Who Are Not Executive Officers	–	–
All Employees Who Are Not Executive Officers or Directors	1,583,137	120,973

(1)	Expressed as the excess of the market value of the Class A Common Stock on March 28, 2002 ($23.67 per share) over the exercise price of each option. All of the options shown on the table were granted on April 6, 2001 and have an exercise price of $10.5833 per share, except that certain options granted to Mortimer B. Fuller, III have an exercise price of $11.6417 per share and certain options granted to an executive officer on September 12, 2001 have an exercise price of $14.5667 per share. See “EXECUTIVE COMPENSATION–STOCK OPTIONS” above.

(2)	The number of options awarded as shown on the table have been adjusted to reflect: (i) a three-for-two common stock split, effected in the form of a common stock dividend, payable June 15, 2001, to stockholders of record as of May 31, 2001; and (ii) a three-for-two common stock split, effected in the form of a common stock dividend, payable March 14, 2002, to stockholders of record as of February 28, 2002.

(3)	Includes options granted to an employee who is the wife of an executive officer. See “RELATED TRANSACTIONS” above.

Required Votes and Board Recommendations

      A majority in the affirmative of the votes cast, in person or by proxy, at the Meeting, without regard to broker non-votes, by stockholders entitled to vote at the Meeting is required for the approval and ratification of the Proposed Share Increase Amendment. The Board of Directors recommends votes in favor of the Proposed Share Increase Amendment and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR the Proposed Share Increase Amendment.

SELECTION OF INDEPENDENT AUDITORS

      The firm of Arthur Andersen LLP, certified public accountants, served as the independent auditors of the Company for 2001. In addition to the audit of the 2001 financial statements, the Company engaged Arthur Andersen LLP to perform certain services for which it was paid professional fees. See “REPORT OF THE AUDIT COMMITTEE TO STOCKHOLDERS” above.

      On April 5, 2002, the Company’s Board of Directors determined not to renew the engagement of Arthur Andersen LLP and selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2002. This selection will be presented to the stockholders for their approval at the Meeting. The Board of Directors recommends a vote in favor of the proposal to approve and ratify this selection, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal. If the stockholders do not approve this selection, the Board of Directors will reconsider its choice.

      This determination followed the Company’s decision to seek proposals from independent accountants to audit the Company’s financial statements for the fiscal year ending December 31, 2002. The decision not to renew the engagement of Arthur Andersen LLP and to retain PricewaterhouseCoopers LLP was approved by the Company’s Board of Directors upon the recommendation of its Audit Committee. The decision was based on proposals from large accounting firms and reflected the Audit Committee’s judgment as to which firm was best suited to deliver external audits to the Company in light of relevant factors such as the firm’s depth of experience, breadth of resources, commitment to provide exceptional service, ability to handle transition issues and location of key personnel.

      The Company expects that a representative of PricewaterhouseCoopers LLP will be present at the Meeting and expects such representative to be available to respond to appropriate questions. In addition, the Company intends to give such representative an opportunity to make any statements if he should so desire.

      During the Company’s two most recent fiscal years ended December 31, 2001, and the subsequent interim period preceding the Company’s determination not to renew the engagement of Arthur Andersen LLP, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to Arthur Andersen LLP’s satisfaction, would have caused them to make reference to the subject matter of the disagreement(s) in connection with its reports.

      None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Company’s two most recent fiscal years and the subsequent interim period preceding the Company’s determination not to renew the engagement of Arthur Andersen LLP.

      The audit reports of Arthur Andersen LLP on the financial statements of the Company as of and for the fiscal years ended December 31, 2000 and December 31, 2001 make reference to other auditors that audited the financial statements of Australian Railroad Group Pty Ltd., a significant investee of the Company. Except as set forth in the previous sentence, the audit reports of Arthur Andersen LLP on the financial statements of the Company as of and for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

      During the Company’s two most recent fiscal years ended December 31, 2001, and any subsequent interim period prior to engaging PricewaterhouseCoopers LLP, the Company did not consult PricewaterhouseCoopers LLP in connection with any of the matters specified in Item 304(a)(2)(i) or (ii) of Regulation S-K.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

      In order for any stockholder proposal to be included in the Company’s proxy statement to be issued in connection with the 2003 Annual Meeting of Stockholders, such proposal must be received at the principal executive offices of the Company, 66 Field Point Road, Greenwich, Connecticut 06830 (Attention: Mark W. Hastings, Secretary) no later than December 20, 2002. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such Annual Meeting. Stockholder proposals that are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before the 2003 Annual Meeting of Stockholders if notice thereof is received by the Company, as described immediately above, no later than March 6, 2003.

OTHER MATTERS

      The Board of Directors does not know of any other matters that are to be presented for action at the Meeting. Should any other matter come before the Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

ANNUAL REPORT ON FORM 10-K

      Upon the written request of any stockholder, the Company will provide without charge a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the SEC. Such written request should be directed to Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, Connecticut 06830 (Attention: Mark W. Hastings, Secretary).

BY ORDER OF THE BOARD OF DIRECTORS

Mark W. Hastings
Secretary

Dated: April 19, 2002

PROXY	PROXY

GENESEE & WYOMING INC.

     The undersigned hereby appoints Mortimer B. Fuller, III and Mark W. Hastings, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of the Class A Common Stock, all shares of the Class B Common Stock (if any), and all shares of 4% Senior Redeemable Convertible Preferred Stock, Series A (if any) of Genesee & Wyoming Inc. (the “Company”) owned by the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, on Thursday, May 23, 2002 at 10:00 a.m., local time, and at any adjournment or adjournments thereof.

     This Proxy is solicited on behalf of the Board of Directors of the Company. This Proxy will be voted as specified by the undersigned. This Proxy revokes any prior proxy given by the undersigned. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, a signed Proxy will be voted FOR the election of the three nominees for directors and, unless otherwise specified, FOR each of the other two proposals listed herein and described in the accompanying Proxy Statement. The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated April 19, 2002, describing more fully the proposals set forth herein.

(continued and to be signed and dated on reverse side)

GENESEE & WYOMING INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1.	Election of Directors.

		For All	Withhold All	For All Except

Nominees: Mortimer B. Fuller, III

T. Michael Long

Robert M. Melzer

Instruction: To withhold authority to vote for any individual nominee, write the nominee’s name on the line above.

		For	Against	Abstain

2.	Proposal to approve and ratify an amendment and restatement of the Genesee & Wyoming Inc. 1996 Stock Option Plan which increases the total number of shares available for option grants thereunder from 2,362,500 to 3,112,500.

		For	Against	Abstain

3.	Proposal to approve the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for year ending December 31,2002.

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

Dated: , 2002

Signature of Stockholder

Signature of Stockholder (if held jointly)

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation, indicating his/her title

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.